Ramtron International Corporation
News Release
Nasdaq: RMTR

NEWS FOR RELEASE: 3/3/2010, 8:30am ET	CONTACT: Lee Brown
(719) 481-7213
lee.brown@ramtron.com

RAMTRON GRANTED FUNDAMENTAL
FERROELECTRIC RAM PATENT

COLORADO SPRINGS, CO - March 3, 2010 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq:RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, announced today the issuance of U.S. Patent No. 7,672,151 entitled Method for Reading Non-volatile Ferroelectric Capacitor Memory Cell. The patent materially expands Ramtron’s intellectual property portfolio.

“We are very pleased to have secured 17-years of fundamental protection for our one-transistor/one-capacitor (1T/1C) F-RAM memory cell,” said Bill Staunton, Ramtron’s CEO. “We are currently evaluating what impact this recent expansion of our intellectual property portfolio will have on others that are using devices that may infringe on the claims in this patent.”

The new patent covers methods of reading and restoring a 1T/1C F-RAM memory cell.  The patent claims fundamental technology for the basic reading and restoring of a 1T/1C F-RAM memory cell including a word line, bit line, a drive line, an access transistor and a ferroelectric capacitor having two different polarization states.

About Ramtron’s F-RAM
Ramtron pioneered the integration of ferroelectric materials into semiconductor products, which enabled the development of a new class of nonvolatile memory, called ferroelectric random access memory, or F-RAM.  Ramtron’s ferroelectric memories combine the high speed of DRAM (Dynamic Random Access Memory) with nonvolatile data storage, or the ability to save data without power. Since commercializing the technology, Ramtron has sold more than 300-million F-RAM devices into demanding applications such as automotive safety and entertainment systems, portable medical devices, industrial process control systems, smart electricity meters, and consumer printer cartridges. As the most power-efficient of any nonvolatile memory technology on the market, F-RAM products promise to pave the way for the development of ultra-efficient battery powered products and energy harvesting applications among others.

About Ramtron
Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are “forward-looking statements.”  These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. Please refer to Ramtron’s Securities and Exchange Commission filings for a discussion of such risks.  The forward-looking statements in this release are being made as of the date of this report, and Ramtron expressly disclaims any obligation to update or revise any forward-looking statement contained herein.